Exhibit 10.21

Industrial and Commercial Finance - Accounts Receivable Financing

CN11095286399-230412-CLPS GZ-FTG

Date: June 21, 2023

CLPS Guangzhou Co., Ltd.(the “customer”)

To whom it may concern:

Credit Letter - Accounts Receivable Financing Agreement

Based on recent discussions with your company, our bank, HSBC Bank (China) Limited Guangzhou Branch (the “Bank”), hereby provides debt purchase services to your company. This service will be executed in accordance with the terms and conditions of this letter of credit and the accounts receivable financing agreement (also known as the invoice discounting/factoring agreement) signed between your company and our bank (including our bank’s accounts receivable financing standard terms (“Standard Terms”, also known as the invoice discounting/factoring standard terms)). We reserve the right to re-examine this letter of credit at any time, at least once a year.

This letter of credit refers to the credit letter referred to in the accounts receivable financing agreement signed between your company and our bank. The terms used in this letter of credit should have the same meaning as those used in the accounts receivable financing agreement.

A. Services provided by the bank

1.	Credit Management - Our bank provides services related to debt collection and/or sales classified account management in a manner determined by the bank from time to time.

2.	Purchase of debt based on notification to customers (as specified in Part E).

3.	Purchase of debt with recourse.

4.	Financing - Our bank can provide advance payment services to your company.

Restricted

B. Basic terms of financing services

1.	Total limit of fund utilization:	RMB 20,000,000 or its equivalent in other currencies.

2.	Discount fee (calculated based on the use of funds)

As for the Chinese yuan:

The discount fee is calculated on a daily basis at an annual interest rate of 3.5% (equivalent to LPR minus an annual interest rate of 0.05%). The discount fee should be paid on the last working day of each month. The aforementioned “LPR” refers to the loan market quoted interest rate for one-year RMB loans announced by China’s National Interbank Funding Center on June 20, 2023, in terms of the daily balance of funds used on a certain day.

3.	Prepayment rate/fund limit:	Refer to the specific regulations of customer credit limit notification.

4.	Concentration rate:	100%

C. Basic conditions for credit guarantee services

1.	Credit protection rate/credit protection limit/credit protection events:	Regarding customer limit notifications issued by customers.

2.	Deductible amount:	See customer credit limit notification.

We can purchase credit insurance in our own name and/or designate a factoring agent to recover the debt amount.

D. Basic terms applicable to all services

1.	Customer:	Individuals/entities approved by the bank from time to time and notified to your company by the bank.

2.	Deductible amount:	Exempted.

3.	Maximum payment term:	45 days, unless otherwise specified in the customer limit notification.

4.	Maximum invoicing period:	30 days from the delivery date of the goods, unless otherwise specified in the customer credit limit notification.

E. Notice of Debt Transfer and Collection

1.

Unless otherwise agreed in writing by our bank, we will purchase all customers’ debts on the basis of notifying customers (i.e. issuing debt transfer notices to customers).

Unless otherwise agreed in writing by our bank, we will purchase all customers’ debts on the basis of notifying customers (i.e. issuing debt transfer notices to customers).

2.	The debt should be recovered and paid to the designated account 088-926381-001 opened by your company in our bank, and held by your company as a trust for our bank. Your company irrevocably authorizes our bank to debit the above-mentioned designated account for the purpose of repaying any debts or obligations owed by your company to our bank (whether or not under this letter of authorization). Our bank has the right to request direct payment of any debt amount to our bank at any time.Exempted.

F. Required documents and prerequisites for submission

1.	Your company should provide the following documents, which should meet the requirements of our bank in both form and substance:

(a)	The accounts receivable financing agreement (including standard terms) signed between your company and our bank;

(b)	Upon verification of the authenticity of the board resolution and/or other applicable internal authorization documents of your company, approve and authorize the signing, submission, and performance of this letter of authorization and the accounts receivable financing agreement, and designate the authorized signatory for the accounts receivable financing agreement;

(c)	All guarantee documents mentioned in section G below, as well as the internal authorization documents of the guarantor (if applicable), which approve the signing, submission, and performance of these guarantee documents;

(d)	For any personal guarantee (if any), a satisfactory statement of the guarantor’s personal net assets and (if requested by the bank) corresponding proof of the guarantor’s assets have been provided to the bank;

(e)	Certified true copies of all government approvals and certificates (if applicable) related to the establishment of your company and the signing of this letter of credit and accounts receivable financing agreement;

(f)	The transfer notice signed by your company regarding the relevant debt to each customer should include the customer’s confirmation of such transfer;

(g)	A properly completed and signed payment authorization letter;

(h)	A properly completed and signed authorized signatory form;

(i)	Proof of opening an account in our bank in the name of your company for the purpose of receiving all payments related to the creditor’s rights; as well as

(j)	Other documents, terms or proofs that our bank may require from time to time.

2. Subject to the third paragraph below, for each claim, your company should provide the following supporting documents:

(a)	Invoice, endorsed and/or accompanied by a statement made in a format approved by our bank, confirming that our bank is the assignee of the creditor’s rights; and

(b)	Proof of satisfactory delivery of goods to our bank.

Your company should also provide our bank with a properly signed debt notice, which should be in a format approved by the bank.

3. If approved by our bank, your company can provide a list of creditor’s rights (the list should include customer names, invoice quantities, invoice amounts, creditor’s rights due dates, and other information requested by our bank) in place of invoices and proof of delivery of goods related to the creditor’s rights. Despite the aforementioned provisions, your company shall, at any time upon our request, promptly provide us with invoices for relevant debts and satisfactory proof of delivery of goods.

G. guarantee

None.

H. Representation and warranties

1. Without the prior written consent of the bank, the customer shall not establish or attempt to establish or permit any mortgage, floating charge, pledge, lien or other preferred interest on all or any part of its existing or future assets, or permit any lien or other preferred interest to arise on such assets (except for liens arising in the normal course of transactions in accordance with legal provisions).

2. The unaudited semi annual financial statements and audited annual financial statements of the client and guarantor (if any) prepared by qualified accountants shall be provided to the bank as soon as they are ready. The semi annual financial statements shall be submitted to the bank no later than 90 days after the end of the semi annual financial year, and the annual financial statements shall be submitted to the bank no later than 120 days after the end of the financial year.

3. At the reasonable request of the bank from time to time, customers should provide other financial or operational information related to the customer.

4. The customer’s statement and commitment are as follows:

(a)	The customer, any of its subsidiaries, directors, managers, employees, agents or affiliates are not the target or subject of any laws or regulations (“sanctions”) imposed, promulgated or enforced by any government or statutory authority that restrict or prohibit trade or financial transactions, or (b) located, established or residing in a country or region that is a target or subject of sanctions, unless such representations/warranties would result in a violation of any applicable Chinese laws and regulations;

(b)	The client undertakes that it will only use any funds generated from the accounts receivable financing agreement in any way that does not result in it or any other person (including any person participating in this credit facility, whether as a management agent, arranger, issuing bank, lending bank, underwriter, advisor, investor or otherwise) violating sanctions, or directly or indirectly lending, paying or otherwise supplying funds to any subsidiary, joint venture partner or other person, unless compliance with such commitment results in a violation of any applicable Chinese laws and regulations;

(c)	The customer confirms that it complies in all material respects with foreign and domestic laws and regulations (including sanctions) related to the jurisdiction or debt (as defined in the accounts receivable financing agreement) in which it operates, and undertakes to maintain its operating procedures during any period of outstanding debt to ensure that it does not violate any sanctions or applicable laws or regulations; and

(d)	Customers should immediately notify the bank of any situation regarding claims that may be related to money laundering, terrorist financing, bribery, corruption, tax evasion, or sanctions.

5. The customer confirms and agrees as follows:

(a)	Given HSBC Group’s commitment to comply with applicable financial crime laws and regulations, banks or other members of HSBC Group may need to take appropriate actions (“Compliance Actions”) to prevent financial crime (including but not limited to fraud, money laundering, terrorism, tax evasion, evasion of sanctions, or other financial criminal activities), unless taking such actions would result in the bank violating any applicable Chinese laws and regulations; as well as

(b)	The bank or any member of the HSBC Group shall not be liable to the customer for any compliance actions taken (including delays or non performance of the bank’s obligations under this credit letter resulting from compliance actions).

6. If a customer fails to pay their debt due to any anti money laundering, terrorist financing, or sanction laws or regulations (including but not limited to sanctions) that may prohibit them from paying their debt, the bank has the right to pursue the customer.

7. Customers should promptly report to the bank the situation of internal related transactions within the group with a cumulative amount exceeding 10% of their net assets, and provide detailed information that satisfies the bank.

8. Without compromising any guarantees or other priority rights (if any) enjoyed by the bank, this credit line shall have at least equal status with all current and future liabilities of the customer. The customer promises to notify the bank in advance of any other loans they may have made.

9 .The customer promises and confirms that the funds used under this letter of credit can only be used for the customer’s working capital needs and shall not be used for any purposes prohibited by relevant Chinese laws and regulations, including but not limited to equity investment, real estate market, or speculative operations in the securities market, futures market, or other similar fields. Without prejudice to any rights of the bank under this credit letter, in the event of any misuse of funds in violation of their intended use, the bank has the right to require the customer to immediately pay the amount of funds used, reduce the total limit of funds used, and hold the customer legally responsible.

I. Special Clause

1. Unless otherwise agreed, the discount rates under this letter of credit are annual interest rates and calculated using the simple interest method. For the avoidance of doubt, any payable but unpaid discount fees shall be added to the funds on a monthly basis or at a period reasonably determined by the bank and compounded, and shall be immediately due and payable at any time.

2. Please note that the Hong Kong Banking (Risk Tolerance) Rules (Chapter 155S) and its related regulations, as well as the China Banking and Insurance Regulatory Commission’s “Measures for the Administration of Related Party Transactions of Banking and Insurance Institutions” (“Related Party Transaction Management Measures”), impose certain restrictions on our bank’s lending to individuals affiliated with HSBC Group and providing lending with related party transaction nature. When accepting this letter of credit, your company should inform our bank whether your company has any form of affiliated relationship with HSBC Group or whether your company is a “related party” as defined in the related party transaction management measures. If your company fails to provide the above notification, our bank will assume that your company has no such related relationship. If your company experiences the above-mentioned related relationship after accepting this letter of credit, you should immediately inform our bank in writing.

3. Unless your company expressly objects in writing, our bank may provide any other company or institution belonging to the HSBC Group at that time with any information related to any account opened by your company with our bank and the debt purchase/credit provided by our bank to your company from time to time, or the performance of such matters, or other information related to the business relationship between your company and our bank.

4. If this letter is signed in both English and Chinese, the Chinese text shall prevail, and in the event of any discrepancy between the English and Chinese texts, the Chinese text shall prevail.

5. Without prejudice to the right of the bank to unilaterally suspend or revoke this credit and demand immediate repayment of the relevant loan at any time, if any applicable laws or regulations (or their interpretations) or changes occur in the Chinese financial market (including but not limited to the calculation of loan interest rates based on LPR), or if the bank needs to comply with any requirements of regulatory agencies/government departments (regardless of whether they have legal effect), and the bank believes that the above changes result in an increase in the cost of providing, maintaining credit or financing for credit and/or a decrease in the net income obtained by the bank from the credit described in this credit letter, the bank reserves the right to re determine any interest rates, spreads, fees, and other charges contained in this credit letter. Before reaching an agreement on the redefined interest margin, fees, other charges or applicable benchmark interest rates, the bank may, after notifying the customer, decide on its own to charge the redefined interest or fees to compensate for the bank’s increased costs and/or maintain the bank’s net income. If the changes in the above-mentioned laws and regulations or the requirements of any regulatory agency/government department have retroactive effect, the customer shall compensate the bank within five working days after receiving written notice from the bank for the increased costs and/or reduced net income of the bank during the retroactive period as a result. Unless the compensation requirements of the bank conflict with mandatory requirements of relevant Chinese laws and regulations, the written notice issued by the bank regarding such compensation requirements shall be conclusive evidence of the compensation amount payable by the customer to the bank.

6. All expenses (including but not limited to legal fees) incurred by the bank in modifying, restructuring, or enforcing the bank’s rights due to the customer’s breach of any obligations under this credit letter at the customer’s request shall be fully compensated by the customer.

7. Article 28 (Transfer) of the Accounts Receivable Financing Standard Terms shall apply to this letter of credit, as if the “Accounts Receivable Financing Agreement” referred to in this provision were the “Letter of Credit”.

8. All notices or other communications issued by the bank to the customer as described in Article 29 (Notices) of the Accounts Receivable Financing Standard Terms shall be deemed to include any documents, notices or other communications issued by relevant courts, arbitration institutions or other persons to the customer under or related to the Accounts Receivable Financing Agreement, any Credit Letter or any transaction under the Accounts Receivable Financing Agreement, any Credit Letter or any transaction under the Accounts Receivable Financing Agreement, any Credit Letter or any transaction under the Accounts Receivable Financing Standard Terms and Conditions, and relating to litigation or arbitration. The customer confirms that for the purposes of this clause 29 and this clause, the address listed in the accounts receivable financing agreement, any credit letter, or as shown in bank records, and its or (if applicable) agent for delivery, is the customer’s address.

9. Please note: Our bank’s standard service fee is specified in the bank rate table, and your company can choose from it[ http://www.hsbc.com.cn/1/2/misc-cn/file-download-centre#b ]Get it. We will provide a copy of the bank rate table as requested by your company.

10. Your company authorizes our bank to register, extend, and modify the transfer of debt and accounts receivable in a manner deemed appropriate by our bank in accordance with applicable laws and regulations. If your company name or other information about your company required by the registration authority (i.e. the Credit Reference Center of the People’s Bank of China) changes, your company should notify our bank of the relevant changes in a timely manner (no later than ten working days after the completion of the relevant changes) and submit relevant supporting documents.

11. This letter of credit shall be governed by and interpreted in accordance with Chinese law. Your company (as the client) agrees to submit any disputes arising from or related to the accounts receivable financing agreement or this letter of credit to the jurisdiction of the Chinese court in the place where the accounts receivable financing agreement or this letter of credit is signed (i.e. Shanghai). Nothing in this provision shall limit our bank from filing a lawsuit against your company in the court of our bank’s domicile, the court of the place where the accounts receivable financing agreement and this letter of credit are signed (i.e. Shanghai), the court of your company’s domicile, or any other court with appropriate jurisdiction regarding the accounts receivable financing agreement or this letter of credit.

12. The customer confirms that the contact information address (including address, email, fax number) listed in this letter of credit or its latest written notice to the bank, or (if applicable) its agent for service, is the contact information for receiving notices or documents under or related to this letter of credit, as well as the contact information for serving litigation or arbitration legal documents by the court or arbitration institution in litigation (including but not limited to first instance, second instance, retrial, enforcement) and arbitration proceedings.

For the purpose of this clause, the customer’s contact information is as follows:

Address: Room 409, 410, 411, 4th Floor, No. 9 Linhe West Road, Tianhe District, Guangzhou, China (office only) Email: ELLEN.DING@CLPSGLOBAL.COM

Fax number: Not applicable

If the customer changes their contact information, they shall notify the bank, relevant court or arbitration institution in writing in advance. For banks, relevant courts, or arbitration institutions that have not received written notice of changes, delivery made using the customer’s original contact information prior to the change shall still be considered valid delivery. The customer shall bear the adverse consequences caused by inaccurate contact information or failure to provide written notice of changes in contact information.

Notices, documents, litigation or arbitration legal documents sent to the customer’s designated contact information shall be deemed delivered at the earliest of the following times: (a) if delivered by hand, the delivery date shall be deemed as the delivery date; (b) If delivered by registered mail, express delivery, courier or other mailing methods, the third day after mailing (with postmark as proof) shall be deemed as the delivery date; (c) If delivered by email or fax, the delivery date shall be the date on which the sender’s email or fax system shows that it has been sent. The customer hereby confirms that the bank has informed them of these terms and related risks, and the customer fully understands and voluntarily decides to be bound by these terms.

13. Our bank reserves the right to audit and verify debts at your company’s office address on an annual basis, in order to access and verify accounts and records related to debts.

We kindly request that your company arrange for an authorized signatory to sign a copy of this letter of authorization and return it to our bank, to demonstrate your understanding and acceptance of the terms and conditions related to the debt purchase service.

This credit offer is valid until the end of business on September 13, 2023. If it is not accepted after the deadline, this credit offer will be deemed invalid.

We look forward to establishing a mutually beneficial and lasting business relationship with your company.

Best Regards，

HSBC Bank (China) Limited Guangzhou Branch

Authorized signatory:

Position:

Our company agrees to accept the above terms and conditions.

CLPS Guangzhou Co., Ltd.

Name:

Position:

Date: